Adamis Pharmaceuticals Corporation S-1

Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

ADAMIS PHARMACEUTICALS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule		Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Equity	Units, consisting of	457	(g)	—	—	—		—
Equity	common stock, $0.0001 par value per share	457	(o)			$10,000,000.45	$0.0001102	$1,102.00
Equity	Pre-Funded Warrants to purchase shares of common stock (4)	457	(g)	—	—	—	—
Equity	Common stock issuable upon exercise of the Pre-Funded Warrant	457	(o)	—	—	Included above	—
Equity	Warrants to purchase shares of common stock (4)	457	(g)	—	—	—	—
Equity	Common stock issuable upon exercise of the Warrant	457	(o)	—	—	$10,000,000.45	$0.0001102	$1,102.00
Total Offering Amounts						$20,000,000.90		$2,204.00
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$2,204.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminate number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum offering price.

(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.